Exhibit 10.33(b)

SECOND AMENDMENT

TO THE

EMPIRE BLUE CROSS AND BLUE SHIELD

EXECUTIVE SAVINGS PLAN

As Amended and Restated Effective January 1, 1999

WHEREAS, WellChoice, Inc. (the “Company”) sponsors the Empire Blue Cross and Blue Shield Executive Savings Plan (the “Plan”); and

WHEREAS, pursuant to Article 14 of the Plan, the Company has the right to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan, effective as of January 1, 2004, to set forth the compensation eligibility thresholds as adjusted to reflect increases in the cost of living; and

NOW THEREFORE, effective as of January 1, 2004, the Plan is amended as follows:

1. Article 2 of the Plan is amended by inserting a new Section 2.4 to read as follows and by renumbering all succeeding sections of Article 2:

“2.4 ‘Base Salary Threshold’ means, for any Plan Year, the dollar amount established by the Administrator as the minimum Base Salary for an Employee as of December 1 of the immediately prior Plan Year, or in the case of a Employee hired during the Plan Year, as of his or her date of hire, to be eligible to participate in the Plan for such Plan Year. The Base Salary Threshold may be adjusted by the Administrator, in its sole discretion, from time to time to reflect changes in the cost-of-living.”

2. Article 2 of the Plan is further amended by deleting the existing Section 2.10, as renumbered, in its entirety and by inserting the following in its place:

“2.10 ‘Eligible Employee’ means, with respect to a Plan Year, an Employee who satisfies the Base Salary Threshold or the Total Compensation Threshold established for such Plan Year by the Administrator and set forth in Exhibit A to the Plan.”

3. Article 2 of the Plan is further amended by deleting the existing Section 2.24, as renumbered, in its entirety and by inserting the following in its place:

“2.24 ‘Total Compensation’ means a Participant’s Base Salary, Incentive Awards and Other Performance-Based Awards (other than any award amount determined based on shares of common stock of the

Company) and any other compensation of a type that qualifies for elective deferral contributions under the 401(k) Plan. Total Compensation includes amounts deferred pursuant to a Make-Up Election, but excludes amounts deferred pursuant to a Whole-Year Election. Total Compensation also excludes any income or value attributable to any right a Participant has to, or derived from, shares of common stock of the Company.”

4. Article 2 of the Plan is further amended by inserting a new Section 2.25, as renumbered, to read as follows, and by renumbering all succeeding sections of Article 2.

“2.25 ‘Total Compensation Threshold’ means, for any Plan Year, the dollar amount established by the Administrator as the minimum Total Compensation an Employee who does not satisfy the Base Salary Threshold must have earned between January 1 through December 1 of the immediately preceding Plan Year to be eligible to participate in the Plan. The Total Compensation Threshold may be adjusted by the Administrator, in its sole discretion, from time to time to reflect changes in the cost-of-living.”

IN WITNESS WHEREOF, the Company has caused this amendment to be adopted as of this 17th day of December, 2003.

WELLCHOICE, INC.

By:	/s/ Michael A. Stocker

EXHIBIT A

Following is a listing by Plan Year of the applicable Base Salary Threshold and Total Compensation Threshold established by the Plan Administrator. These thresholds may be adjusted, from time to time in the sole discretion of the Plan Administrator, to reflect changes in the cost of living.

Plan Years	Base Salary Threshold	Total Compensation Threshold
1999	$90,000	$120,000
2000-2003	$95,000	$130,000
2004	$100,000	$140,000

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